SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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Fort Dearborn Income Securities, Inc.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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(NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

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DISSIDENT SHAREHOLDER PROPOSES TO STRIP FORT DEARBORN INCOME SECURITIES, INC. OF ITS INVESTMENT ADVISOR

October 27, 2008

Dear Shareholder:

     A dissident shareholder, Ralph W. Bradshaw, has submitted a proposal to terminate the investment advisory agreement between Fort Dearborn Income Securities, Inc. (the “Fund”) and its investment advisor, UBS Global Asset Management (Americas), Inc. (“UBS Global AM”), at the Fund's annual shareholder meeting on December 5, 2008.

     Your Fund’s Board recommends that you vote AGAINST the shareholder proposal. Please sign and date the enclosed WHITE proxy card and return it as soon as possible in order to preserve your Fund’s current advisory agreement.

     Your Fund’s Board believes it is in your best interests to maintain the Fund’s investment advisory agreement with UBS Global AM. UBS Global AM has delivered consistently strong market returns to Fund investors over time. Terminating your Fund’s investment advisory agreement with UBS Global AM would strip the Fund of the resources and expertise of UBS Global AM, which has been the Fund’s investment advisor for over 35 years, and potentially leave the Fund without the capacity to manage its portfolio, conduct research, or pursue trades.

     Your Board wants to retain UBS Global AM as the Fund’s advisor and opposes the shareholder proposal because they believe that the Fund's current advisory relationship provides you with real benefits, including:

  Your Board believes the best way to maintain and preserve shareholder value is through prudent investment. The Fund has had consistently competitive long- term performance at market price, and has been ranked within the top half of its Lipper peer group over the 1-, 3- and 10-year periods (based on change in net asset value; Source: Lipper Inc.).
  As a leading asset manager, the UBS Global AM fixed income team benefits from a wide breadth of global resources and a large dedicated team of research analysts providing global coverage across many markets and sectors

  UBS Global AM has continuously managed your Fund over the years using a proven management style with an experienced management team, which has benefited Fund shareholders year in and year out by providing steady, uninterrupted management, which in turn, has reduced potential expenses attributable to changes in fund management.
  The Fund’s discount (that is, the difference between its market price and net asset value per share) is significantly smaller than those currently experienced by similar corporate bond closed-end funds: as of September 30, 2008, the Fund’s discount was -6.4%, whereas the median discount for the Lipper Corporate Debt BBB-Rated closed-end funds peer group was -14.7% and the average discount for that group was -14.8%. (Source: Lipper Inc.)
  The shareholder proposal offers no alternative investment advisor for the Fund and raises the possibility that the Fund could eventually be orphaned without any advisor at all.
  The shareholder proposal ignores the significant expenses that the Fund and its shareholders could incur in replacing UBS Global AM, including the costs of finding a replacement investment advisor, as well as potentially higher advisory fees and the integration costs of obtaining a new investment advisor.

     For these reasons, we are asking you to vote AGAINST the shareholder proposal in Proposal 2 to terminate the investment advisory agreement with UBS Global AM. Regardless of the number of shares you own, your vote is very important. Please complete, sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope.

     If you have any questions, please call our proxy solicitor, Georgeson Inc., at (800) 248-7690.

     We thank you for your continued support.

                                  Sincerely,

                                  The Directors of Fort Dearborn Income Securities, Inc.

                                  Frank K. Reilly (Chairman)
                                  Adela Cepeda
                                  Edward M. Roob
                                  J. Mikesell Thomas